EXHIBIT 10.1

Execution Version

FUTURES AND OPTIONS AGREEMENT

FOR INSTITUTIONAL CUSTOMERS

Invesco PowerShares Capital Management LLC (“Investment Advisor”), solely in its capacity as agent, and not in its individual capacity, for each customer identified on Schedule I attached hereto (each such customer, “Customer”) and Deutsche Bank Securities Inc. (“DBSI”) agree that this Futures and Options Agreement for Institutional Customers, dated as of October 15, 2015, and any schedules attached hereto (this “Agreement”) shall govern all dealings between Customer and DBSI relating to transactions that DBSI may execute, clear and/or carry on Customer’s behalf for the purchase or sale of futures contracts and similar transactions and options thereon and interests therein (collectively, “Contracts”) in one or more accounts for or on behalf of Customer (collectively, the “Account”).

It is understood and agreed by the parties that this single Agreement is being executed for ease of administration by Investment Advisor, who is acting as agent for each Customer identified on Schedule I attached hereto. This Agreement shall be treated, and take effect, as if it were a separate agreement with respect to each Customer, and as if each such Customer had executed a separate agreement naming only itself as Customer. For the avoidance of doubt, each reference to the Agreement will be construed as a reference to a separate agreement between DBSI and Customer. The rights and obligations of each Customer under this Agreement and no Customer shall have any liability for the obligations of any other Customer. References herein to the Agreement and each other defined term shall be deemed to refer to the Agreement severally as prepared for each Customer.

This Agreement amends, restates, and supersedes in its entirety the existing Futures and Options Agreement for Institutional Customers (and any schedules or annexes attached thereto) between DBSI and Customer, dated as of the date set forth next to Customer’s names on Schedule I (the “Prior Futures Agreement”), if any. As of the date hereof, all Contracts (howsoever defined in the Prior Futures Agreement) entered into pursuant to and under the Prior Futures Agreement shall be governed by, and construed in accordance with, this Agreement, notwithstanding the terms of the Prior Futures Agreement.

1.	Applicable Law.

The Account and every Contract shall be subject to (a) this Agreement, (b) all applicable statutes, regulations, directives and interpretations of any governmental agency, (c) all applicable rules, regulations and interpretations of any self-regulatory organization and (d) all applicable constitutions, by-laws, rules, interpretations and customs of any board of trade, contract market, exchange, trading facility, execution facility and clearing organization (each, an “Exchange”) (collectively, “Applicable Law”).

2.	Margin.

(a) Customer agrees that it will, no later than the Transfer Deadline, deposit and maintain cash, securities or other assets acceptable under Applicable Law and to DBSI, in order to satisfy initial, variation and other margin requirements related to the Account and make each payment and/or delivery in connection with each Contract and the Account (including any payment due under Section 3 of this Agreement), in the amount, at the times and in the manner required, from time to time, by DBSI and Applicable Law. DBSI has no obligation to set uniform margin requirements, commissions or other charges for its customers and any margin requirement related to the Account may exceed the applicable Exchange margin requirement. After providing Customer with notice, DBSI, acting in its sole discretion, may, from time to time, change any margin requirement related to the Account. The value of securities or other assets deposited in the Account, and any haircuts thereon, will be determined, from time to time, by DBSI in its sole discretion.

(b) DBSI will comply with all Applicable Law relating to the segregation and handling of property deposited by Customer to satisfy (i) any margin requirement related to the Account and/or (ii) any payment or delivery in respect of a Contract. To the extent permitted by Applicable Law, any property deposited by Customer to satisfy any margin requirement related to the Account and/or any payment or delivery in respect of a Contract, now or hereafter held or carried by DBSI may, from time to time, be pledged, rehypothecated, loaned or invested by DBSI to or with DBSI, any Affiliate(s) or others, separately or with any other property and may, as required, be transferred or pledged by DBSI to any Exchange or clearing broker to satisfy obligations of customers of DBSI.

Execution Version

(c) DBSI will pay Customer interest on cash deposited by Customer to satisfy any margin requirement related to the Account at a rate set forth in the Listed Derivatives Fee and Rate Letter (the “Listed Derivatives Cash Credit Rate”). Customer will receive all interest or other distributions or income on securities Customer has deposited with DBSI to satisfy any margin requirement related to the Account.

(d) Customer will be entitled to or responsible for any profit, loss or risk and any related costs arising from currency conversions or exposures incidental to Customer’s trading of Contracts (including those related to the margining of Contracts denominated in currencies other than those deposited by Customer). Any currency conversions will be made at the then current rates of exchange as reasonably determined by DBSI.

(e) Solely with respect to an Account, DBSI may at any time and from time to time, without prior notice to Customer, transfer or cause to be transferred, excess funds, equities, securities or other property in Accounts to any other Account to satisfy any obligation of Customer to DBSI (including a transfer to avoid a margin call or to reduce a debit balance) in respect of such other Account, provided that DBSI will notify Customer of any such transfer after each such transfer.

3.	Other Payments to DBSI.

(a) Customer agrees to pay: (i) all fees, costs, commissions and charges for each Contract and Account (including any costs to DBSI of funding regulatory capital charges as a result of the timeframe within which Customer makes a margin payment, even if that timeframe meets the requirements of this Agreement); and (ii) interest on any deficiencies or debit balance in the Account and on any funds advanced to or provided on behalf of Customer (the “Listed Derivatives Cash Debit Rate”), in each case as more specifically set forth in the Listed Derivatives Fee and Rate Letter. DBSI, acting in its sole discretion, may, at any time and from time to time, revise the Listed Derivatives Fee and Rate Letter to establish new, and/or amend or modify any then existing: (i) fees, commissions and/or charges, upon 5 Business Days prior written notice to Customer, and (ii) Listed Derivatives Cash Credit Rate and/or Listed Derivatives Cash Debit Rate, upon written notice to Customer.

(b) Without duplicating any fees, commissions or charges set forth in the Listed Derivatives Fee and Rate Letter, Customer also agrees to pay: (i) all fees, charges, and taxes incurred by DBSI or imposed by Applicable Law or any regulatory or self-regulatory organization (including any Exchange) with respect to such Contracts or Accounts; and (ii) any and all losses, debit balances or deficiencies in any Account.

4.	Option Exercise; Delivery.

(a) Customer shall give DBSI notice of any intention to make or take delivery under any futures contract or to exercise any option contract, in accordance with DBSI’s instructions, and to satisfy any payment or delivery requirements in connection with Customer’s performance under such futures contract or option contract.

(b) Customer understands that certain option contracts are subject to exercise at any time. Upon the receipt of an exercise notice for this type of option contract, DBSI will allocate the notices in accordance with Applicable Law to customers who have open short positions in the option contract (including Customer). The assignment of any exercise notice to Customer by DBSI will be final and binding upon Customer. DBSI will notify Customer of any assignment of an exercise notice to Customer.

(c) If Customer does not furnish DBSI with instructions regarding the disposition of a Contract within the time specified by DBSI, DBSI may take or refrain from taking any action it deems appropriate and will have no liability to Customer. These actions may include the exercise of, or failure to exercise, a Contract or the liquidation of any Contract on an Exchange (including on an Exchange whose rules provide for automatic exercise).

5.	Position Limits.

(a) DBSI has established limits on the type of Contracts and other Contract parameters (“Contract Type Limits”), as well as the size and number of open Contracts (net and/or gross) that Customer may execute, clear and/or carry with it on a daily basis (“Daily Position Limits”) and on an overall basis (“Aggregate Position Limits”, together with Daily Position Limits, “Position Limits”). Contract Type Limits and Position Limits may be more restrictive than the limits imposed under Applicable Law (if any) and, with respect to Position Limits, may be set to zero. For the avoidance of doubt, DBSI may set different Position Limits for one or more types of Contracts. Subject to Section 14(n)

Execution Version

of this Agreement, DBSI shall have the right to establish new and amend and/or modify any then existing: (i) Daily Position Limits, upon one (1) Business Day notice to Customer; and (ii) Contract Type Limits and/or Aggregate Position Limits, upon 30 calendar days’ prior written notice to Customer (each such period, a “Limit Change Notice Period”). For avoidance of doubt, a new Daily Position Limit will not require Customer to reduce or close open positions that were within the limits imposed as of the date Customer entered into such positions. Customer agrees that it will not place any order, which, if filled, would cause Customer to violate any Contract Type Limit or exceed any Position Limit at the time of the relevant trade, as the same may have been established, amended and/or modified from time to time. DBSI may require Customer to liquidate any open positions carried in the Account in order to comply with such Contract Type Limits or Aggregate Position Limits (as they may be amended from time to time) or may refuse to accept any order of Customer establishing a new position in order to comply with such Contract Type Limits or Position Limits (as they may be amended from time to time). Without in any way limiting any then existing Contract Type Limits and Position Limits, upon the commencement of a Limit Change Notice Period, Customer shall only execute, clear and/or carry positions with DBSI that are risk-reducing, as determined by DBSI in its sole discretion. At all times on and from the earlier of (i) the first Business Day after the Limit Change Notice Period and (ii) the first date on which the portfolio of Contracts is in compliance with such new, amended and/or modified Contract Type Limits and/or Position Limits, as applicable, the portfolio of Contracts shall be, and shall remain, in compliance with such new, amended and/or modified Contract Type Limits and/or Position Limits.

(b) In addition to Contract Type Limits and Position Limits, Customer agrees to (i) comply with any position, contract type or other limits established by Applicable Law and (ii) promptly (A) notify DBSI if Customer is required to file any report related to position, contract type or other limits to a regulatory or self-regulatory organization and (B) provide, upon request from DBSI, copies of any such report to DBSI.

(c) DBSI may in its sole discretion select executing brokers, clearing and non-clearing brokers and floor brokers, whether or not related to DBSI, to execute, clear or carry Contracts.

6.	Advice; No Warranty as to Information, Etc.

(a) DBSI is not an advisor to or fiduciary of Customer in respect of the Account, any Contract or any action taken by Customer in connection with the Account or any Contract Each of DBSI and each Affiliate assumes no responsibility for (i) compliance with Applicable Law governing the conduct of any fiduciary or advisor to Customer or any person acting on behalf of Customer or (ii) Customer’s compliance with Applicable Law.

(b) Customer acknowledges and agrees that (i) each of DBSI and each Affiliate makes no representation, warranty or guarantee as to, and will not be liable or responsible for the accuracy, reliability or completeness of any advice or recommendation or any market information furnished to Customer and (ii) any recommendations to Customer as to any particular transaction at any given time may differ among DBSI’s and/or any of the Affiliate’s personnel and may vary from recommendations made to others. Furthermore, any advice provided by DBSI or an Affiliate with respect to a Contract or the Account is incidental to DBSI’s business as a futures commission merchant and will not serve as the primary basis for any decision by or on behalf of Customer.

(c) Customer agrees that each of DBSI and each Affiliate, and their respective officers, directors, stockholders, representatives or associated persons may have certain conflicts of interest in connection with the services contemplated hereby, including but not limited to conflicts arising from (i) positions established for their proprietary accounts that may affect, relate to or impact the value of Contracts and (ii) advice given to other customers of DBSI and/or an Affiliate concerning or related to Contracts that are the subject of market recommendations furnished to Customer. Such positions or other actions of such persons may not be consistent with any recommendations furnished to Customer by DBSI and/or any Affiliate (as applicable).

7.	Customer Representations, Warranties and Agreements.

Customer represents, warrants and covenants to DBSI as of the date of this Agreement and on each date a transaction relating to a Contract or the Account is entered into hereunder that:

(a) (i) Customer is duly organized, validly existing and in good standing under the laws of the place of its jurisdiction; (ii) Customer is authorized to enter into this Agreement and to perform its obligations hereunder and will maintain in full force and effect any and all necessary authorizations or licenses to execute and deliver this Agreement and perform its obligations hereunder; (iii) Customer’s obligations under this Agreement constitute its legal, valid and

Execution Version

binding obligations, enforceable against Customer in accordance with their respective terms; (iv) neither this Agreement nor the trading of Contracts violate Applicable Law or any other law or regulation (A) governing Customer or its assets and/or (B) affecting Customer’s activities under this Agreement (including but not limited to all applicable registration requirements); (v) the execution, delivery and performance of this Agreement, any Contract and the consummation of any transaction hereunder does not violate or conflict with (A) any provision of Customer’s constitutional or organizational documents or (B) any order or judgment of any court or regulatory or self-regulatory organization applicable to Customer or any of Customer’s assets; and (vi) there is no judicial, arbitration or administrative proceeding, suit or claim pending, or, to Customer’s knowledge, threatened, that could affect the enforceability of this Agreement or Customer’s ability to perform its obligations hereunder.

(b) (i) Customer is acting solely as principal and no person other than Customer has any interest in or any control over the Account; (ii) Customer has sole responsibility for all decisions relating to the Account; (iii) Customer is capable of assessing the merits of and understanding the terms, conditions and risks of each Contract and understands and accepts the terms, conditions and risks of this Agreement and any Contract entered into in connection with this Agreement; (iv) Customer has made its own independent decision to enter into each Contract and as to whether each Contract is appropriate or proper for it based upon its own judgment; and (v) Customer is not relying on any communication of DBSI as investment advice or as a recommendation to enter into any Contract.

(c) Customer is not an employee, partner, officer, director or owner of more than ten percent of the equity interest of a futures commission merchant, an introducing broker, Exchange or any self-regulatory organization, nor is Customer an employee or commissioner of the Commodity Futures Trading Commission or Securities and Exchange Commission, except as previously disclosed in writing to DBSl.

(d) If Customer is an insured depository subject to the Federal Deposit Insurance Act, Customer has taken all action and maintained such records required to be taken or maintained by it to effect and maintain the enforceability of this Agreement pursuant to the Federal Deposit Insurance Act, and the person executing this Agreement on behalf of Customer is an authorized person with at least the rank of vice president.

(e) Unless Customer notifies DBSl to the contrary, Customer is a U.S. Person. If Customer is a non-U.S. Person, Customer represents that it is a “Non-U.S. Person” for purposes of the Commodity Exchange Act, as amended (the “CEA”) and the U.S. federal securities laws.

(f) Customer is an “eligible contract participant” as defined in the CEA.

(g) None of (i) the execution and delivery of this Agreement or any document to be executed by Customer pursuant to this Agreement or (ii) the consummation of any transaction contemplated by this Agreement, will (A) result in any default or an event which, with the giving of notice or the lapse of time or both, would constitute a default under or (B) give rise to a right of termination or cancellation under any provision of, any contract or agreement to which Customer is a party or by which Customer or its properties or assets are bound.

(i) (i) The assets of Customer do not and, prior to termination of this Agreement, Contracts and transactions hereunder and thereunder, will not, constitute “plan assets” under Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and otherwise are not and will not be subject to Part 4, Subtitle B, Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, (ii) either (x) the assets of Customer do not and, prior to termination of the Agreement, Contracts and transactions hereunder and thereunder, will not constitute the assets of any “governmental plan” within the meaning of Section 3(32) of ERISA that invests in Customer and are not and will not otherwise (along with the Agreement, Contracts and transactions hereunder and thereunder) be subject to any law, rule or other restriction applicable to the assets of any such governmental plan (“Governmental Plan Law”) or (y) the execution, delivery and performance of this Agreement, Contracts and the transactions hereunder and thereunder do not and will not violate any Governmental Plan Law, and (iii) Customer is not and, prior to termination of this Agreement will not be, a “Special Entity” as defined in the CEA. Customer will not take or permit any action (including, without limitation, permitting or effecting withdrawals from Customer or transfers of interests in Customer) during the term of this Agreement that may render any of the foregoing representations and/or warranties untrue, incorrect or incomplete, and Customer shall promptly notify DBSI in writing if it becomes aware that any event, condition or circumstance has occurred or will occur that may render (or has rendered) any of the foregoing representations and/or warranties untrue, incorrect or incomplete.

Execution Version

(j) Customer agrees to (i) deliver to DBSI, upon request from DBSI, its financial statements and any other information requested by DBSI and (ii) promptly notify DBSI in writing if (A) the representations, warranties or covenants contained in this Section 7 or (B) the financial statements and other information provided by Customer to DBSI pursuant to this Section 7 are, or become, inaccurate or incomplete in any material respect.

8.	Indemnification; Limitation of Liability.

(a) Customer shall indemnify, defend and hold harmless DBSI and its officers, employees and agents for any fine, penalty, tax, loss, liability or cost, including reasonable attorneys’ fees, incurred by DBSI or each of the Affiliates that arises out of or is related to Customer’s failure to comply with Applicable Law or to perform any obligation required under this Agreement. In addition, Customer agrees to pay any reasonable attorneys’ fees and expenses incurred by DBSI in collecting any amount due by Customer under this Agreement or in defending against any claim brought by Customer in any suit, arbitration or reparations proceeding in which DBSI is the prevailing party.

(b) Customer acknowledges that DBSI does not guarantee the performance by any Exchange or other third party, including any third party clearing or intermediate broker or any other party that refers or introduces Customer to DBSI or places orders on behalf of Customer, with respect to any Contract and, accordingly, Customer agrees that DBSI has no responsibility or liability to Customer for any loss or cost sustained or incurred by Customer due to Customer’s, an Exchange’s or any other third party’s actions or omissions in connection with any Contract.

(c) Neither DBSI nor any Affiliate shall be liable for the non-performance of any obligation, or any fine, sanction, penalty, expense, tax, loss, liability or cost, caused by any events outside their control, including but not limited to any (i) action or order of any government, judicial institution. Exchange or other self regulatory organization, (ii) temporary or permanent suspension or termination of trading for whatever reason, (iii) failure or malfunction of transmission or communication facilities, (iv) delay or failure by any Exchange to enforce its rules or pay or return any amount owed with respect to any Contracts executed and/or cleared for the Account, or (v) actions or omissions of third party brokers.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL DBSI, ANY AFFILIATE OR CUSTOMER OR ANY OF THEIR RESPECTIVE, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, LOST REVENUES, LOST BUSINESS OPPORTUNITIES OR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SIMILAR DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(e) Notwithstanding anything to the contrary provided herein, DBSI agrees that, pursuant to Section 3804(a) of the Delaware Statutory Trust Act, the liabilities of each Customer shall be limited such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to the Customer shall be enforceable against the assets of such Customer only, and not against the assets of any other Customer or, in the case of a Customer that is a series of a Delaware statutory trust organized in multiple series, the Trust (other than those assets of the Trust that are the Customer’s assets), or the assets of any other series of such Trust and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing and relating to this Agreement with respect to such Trust generally and any other series of such Trust shall be enforceable against the assets of the Customer. DBSI further agrees that it shall not seek satisfaction of any such obligation from the shareholders, any individual shareholder, officer, representative or agent of such Trust or any Customer, nor shall DBSI seek satisfaction of any such obligation from Invesco PowerShares Capital Management LLC (the managing owner of the Trust and the Customer) its members, managers directors or officers.

(f) Notwithstanding anything to the contrary in this Agreement, Customer agrees that DBSI shall have no responsibility or liability to Customer for any costs, losses, judgments or expenses incurred by Customer as a result of any action or inaction of DBSI, an Exchange or any other party that directly or indirectly results in a transaction clearing, failing to clear, or clearing on a delayed basis.

Execution Version

9.	Communication between the Parties.

(a) DBSI may rely on any order for the purchase or sale of Contracts, or any notice or other communication that is given by Customer or that DBSI reasonably believes to have originated from Customer or from its duly authorized agent and Customer shall be bound by any such order, notice or communication and any action taken or not taken by DBSI in reliance thereon.

(b) Purchase and sale statements, reports, and other similar notices sent to Customer shall be conclusive and binding unless Customer notifies DBSI to the contrary (i) where a statement, report or similar notice is made orally, orally at the time received by Customer or (ii) where a statement, report or similar notice is made in writing, in writing prior to the opening of trading on the next Business Day following receipt thereof. Monthly account statements shall be conclusive and binding unless Customer notifies DBSI to the contrary within five (5) Business Days of Customer’s receipt thereof.

(c) Each payment and delivery to DBSI shall be transmitted to DBSI pursuant to DBSI’s instructions and shall be deemed received only when actually received by DBSI. Any notice or other communication in respect of the Agreement may be given in any manner described below to the address or number or in accordance with the electronic messaging system or e-mail details provided below and will be deemed effective as indicated: (a) if in writing and delivered in person or by courier, on the dale it is delivered; (b) if sent by telex, on the date the recipient’s answerback is received; (c) if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); (d) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted; (e) if sent by electronic messaging system, on the date it is received; or (f) if sent by e-mail, on the date it is delivered, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a business day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a business day, in which case that communication will be deemed given and effective on the first following day that is a business day. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it

For DBSI:

Address:	Global Futures and Options Department
Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Telephone:	(212) 250-9506
Fax:	(212) 797-0770
Email:	USLD ClientRM@list.db.com
fi.pb@db.com
cmny. margin@db.com
dbClear notices@list.db.com

For Customer:

Address:	Invesco PowerShares
3500 Lacey Road, Suite 700 Downers Grove, IL 60615
Telephone:	630-933-9600
Fax:	630-933-9699
Email:	MBCR5115@invesco.com and Deanna.marotz@invescopowershares.com

10.	Security Interest

Capitalized terms used in this Section 10 and Section 15 but not defined in this Agreement shall have the meanings specified in the New York Uniform Commercial Code (as from time to time in effect in the State of New York, the “NYUCC”).

Execution Version

(a) As security for the prompt and complete payment and performance of each obligation and liability, whether known or unknown, hereunder or otherwise, present or future, actual, contingent or unliquidated or owed jointly or severally (or in any other capacity whatsoever) by Customer to DBSl or any Affiliate, and to the maximum extent permitted by Applicable Law, Customer hereby pledges, assigns and grants to DBSl, on behalf of itself and as agent for each Affiliate, a first priority lien on, continuing security interest in, and a right of set-off against, all Collateral. DB Entities and Customer each acknowledge and agree that each DB Entity that holds Collateral holds such Collateral for itself and also as agent and bailee for all other DB Entities that are secured parties under any Affiliate Contract. Customer and DB Entities acknowledge and agree that any and all proceeds of any enforcement of any Collateral pledged by Customer pursuant to a particular Affiliate Contract shall be applied (i) first, to satisfy and discharge the obligations owed by Customer to the relevant DB Entity under such Affiliate Contract and, after such obligations have been satisfied in full and (ii) second, to satisfy and discharge the obligations owed by Customer to DB Entities under all other Affiliate Contracts. Customer, DBSl and each Affiliate acknowledge and agree that the grant of security herein to each such Affiliate is to DBSl acting as agent on behalf of each such Affiliate.

(b) Customer and DBSl acknowledge and agree that all Collateral (including cash, commodities and Commodities Contracts and other contracts) held in or credited from time to time to an account that is a Securities Account shall be treated as Financial Assets.

(c) Customer acknowledges and agrees that any Collateral consisting of time deposits, Deposit Accounts, commodities or Commodities Contracts or other property that for any reason is not deemed to be or may not be treated as a Financial Asset under Applicable Law shall be deemed to be, and will to the maximum extent permissible under Applicable Law be, under the control of DBSl (either for itself or as agent for the relevant Affiliate(s)), including by virtue of compliance with Section 9-104 of the NYUCC.

(d) All Collateral pledged to or held by any DB Entity shall be free and clear of all liens, security interests, claims and encumbrances (other than liens solely in favor of DBSl or Affiliates), and Customer shall not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages, or encumbrances of any kind (other than liens solely in favor of DBSl or Affiliates).

(e) Customer agrees that it will and hereby authorizes each DB Entity to execute, deliver, file and record any financing statement or other document and take any other action that such DB Entity deems necessary or desirable or may reasonably request in order to create and perfect its security interests in the Collateral, and, in the case of Investment Property, to grant each DB Entity possession or control within the meaning of the NYUCC over such Collateral.

(f) All Contracts for or on Customer’s behalf in the Account shall be deemed to be included in a single account whether or not such Contracts are segregated on DBSI’s records into separate accounts, either severally or jointly with others.

(g) Customer and each of the DB Entities acknowledge and agree that (i) any and all transfers of Collateral under any Affiliate Contract are “transfers” “under” and “in connection with” “swap agreements”, or “margin payments” or “settlement payments” within the meaning of the Code, (ii) all Collateral is held to margin, guarantee, secure and settle “swap agreements”, “forward contracts”, “securities contracts”, “repurchase agreement” and “commodity contracts” (as such terms are defined in the Code) as part of a single business relationship and arrangement and (iii) this Agreement is hereby incorporated into each Affiliate Contract that is a “swap agreement” under the Code and any transfer hereunder shall be a transfer “under” and “in connection with” each such Affiliate Contract.

Nothing in this Agreement providing for a security interest in Collateral pledged in connection with a particular Affiliate Contract or a particular obligation of Customer owed to a DB Entity shall affect any calculation of margin or right of any DB Entity to require additional margin or other Collateral to secure any other Affiliate Contract or other obligation of Customer owed to such DB Entity (including, without limitation, all requirements under, and imposed by, such DB Entity as a result of Applicable Law).

11.	DBSl’s Right to Liquidate Customer Positions.

(a) In addition to all other rights of DBSl set forth in this Agreement, DBSl, for itself and as agent for the relevant Affiliate(s), has the right, upon the occurrence of any of the events specified in subsections (i) through (ix) below of this Section 11(a), as supplemented or modified by any schedule or addendum to this Agreement (each such event, an “Event of Default”), to take any or all of the actions specified in Section 11 (b) below:

(i) if DBSI is required by a regulatory or self-regulatory organization or Exchange having jurisdiction over DBSI or the Account to liquidate Contracts or reduce Customer’s open positions;

Execution Version

(ii) if Customer repudiates, violates, breaches or fails to perform on a timely basis any obligation, term, covenant or condition (other than an obligation to satisfy a margin requirement related to the Account or an obligation to make any payment or delivery related to the Account or any Contract) required to be performed by Customer under this Agreement;

(iii) if Customer fails to (A) satisfy any initial, variation or other margin requirement related to the Account or (B) make, when due, any payment or delivery related to the Account or any Contract (including any payment due under Section 3 of this Agreement);

(iv) if (A) any representation, warranty or covenant made by Customer or Investment Advisor pursuant to Schedule II attached hereto or (B) any information provided to DBSI by Customer, is not, or ceases to be, accurate or complete in any material respect;

(v) if Customer is in breach of or in default under, or has experienced an event of default, a termination event (including an additional termination event), an event which, with the giving of notice or the lapse of time or both, would constitute an event of default or other similar event or condition, howsoever described, in respect of any contract or agreement to which it is a party or by which it or any of its assets are bound;

(vi) if Customer (A) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (B) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (C) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (D) (I) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (II) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (I) above and either (aa) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (bb) is not dismissed, discharged, stayed or restrained in each case within 5 days of the institution or presentation thereof; (E) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (F) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (G) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 5 days thereafter, (H) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (A) to (G) above (inclusive); or (I) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(vii) if Customer consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganization, reincorporation or reconstitution the resulting, surviving or transferee entity fails to assume all the obligations of Customer under this Agreement;

(viii) if the Account or any other account maintained by Customer with DBSI or an Affiliate or the Collateral becomes subject to any lien, warrant, attachment or similar order or encumbrance (other than liens solely in favor of DBSI or Affiliates); or

Execution Version

(ix) any organization of which Customer is a member or any regulatory or self-regulatory organization either (A) suspends the conduct of Customer’s usual business activities or (B) revokes Customer’s membership to such association.

(b) In each such instance, subject to Applicable Law, DBSI, on behalf of itself and as agent for the Affiliates, may (i) satisfy any obligation due each DB Entity out of the Collateral, (ii) liquidate or hedge any or all of the Contracts, (iii) decline to execute any or all of Customer’s orders, (iv) make Customer’s obligations to each DB Entity immediately due and payable, (v) sell any or all Collateral and set off and apply any such property or the proceeds of the sale of such property to satisfy any amounts owed by Customer to any DB Entity, (vi) set off any obligation of any DB Entity against the obligations of Customer to such DB Entity or any Collateral or other property held by each DB Entity(vii) purchase or borrow any securities or other property required to settle any outstanding transactions or positions for the Account, (viii) exercise all rights and remedies of a secured party under the NYUCC and Applicable Law, and (ix) settle any outstanding transactions or positions for the Account.

(c) Any sale, purchase or cancellation described in Section 11(b) above may be made at DBSI’s discretion, subject to Applicable Law, including but not limited to NYUCC, on an Exchange or other market where such business is then transacted, at public auction or a private sale, without advertising the same. For the avoidance of doubt DBSI may take one or more of those actions described in Section 11(b) above without notice or tender to Customer. No prior notification or tender from DBSI of the time and place of such liquidation, sale, purchase and/or cancellation shall be deemed to be a waiver of DBSl’s right to liquidate, sell, purchase and/or cancel as provided herein. DBSI may sell any property to itself or an Affiliate or buy any property from itself or an Affiliate in an arm’s-length transaction.

(d) At all times, Customer will be liable for all costs relating to any liquidation or collection, including reasonable attorneys’ fees.

(e) To the extent permitted by Applicable Law, performance by DBSI of its obligations to Customer under this Agreement is subject to the condition precedent that no Event of Default or Potential Event of Default has occurred and is continuing.

(f) Nothing herein is intended to limit or restrict any right DBSI or any Affiliate may have under any other agreement with Customer or under Applicable Law to exercise any other remedies or take any other actions in respect of the Account or one or more Contracts.

(g) For the avoidance of doubt, the DB Entities shall only have the right to set off and enforce their security interest in Collateral in the event that an Event of Default as described in Section 11(a) has occurred in respect of Customer; provided however, that nothing in Sections 10 or 11 shall in any way prejudice DBSI’s right to rehypothecate Collateral as provided for under Section 2(b).

12.	Termination.

A party wishing to terminate this Agreement may terminate by providing the other party with written notice of termination (the “Termination Notice”) specifying the Termination Effective Date. Any termination under this Section 12 will not affect any liability or obligation incurred prior to the Termination Effective Date; provided that, upon termination under this Section 12, DBSI will either transfer all open positions in the Account (which, for the avoidance of doubt, includes transactions entered into prior to the Termination Effective Date) to another futures commission merchant of Customer’s choice, if so instructed by Customer, or liquidate all such positions. DBSI will not transfer any Contracts or margin posted in respect thereof held or controlled by it until Customer satisfies all obligations to DBSI arising under this Agreement, including the payment of any fees for the transfer of Contracts to another futures commission merchant upon the Termination Effective Date. On and from the date the Termination Notice was sent and until and including the Termination Effective Date, Customer shall only clear and/or carry positions with DBSI that are risk-reducing, as determined by DBSI in its sole discretion. For the avoidance of doubt, nothing in this Section 12 shall limit or otherwise modify DBSI’s rights under Sections 2, 5 and/or 11 of this Agreement.

13.	Governing Law; Consent to Jurisdiction.

(a) In case of a dispute between Customer and DBSI arising out of or related to this Agreement or any transaction hereunder, (i) the construction, validity, performance and enforcement of this Agreement will be governed by the laws of the State of New York in all respects (without giving effect to principles of conflict of laws), and (ii)

Execution Version

Customer and DBSI each agrees to bring any legal proceeding against the other party exclusively in, and each such party consents in any legal proceeding brought by the other party in connection with or related to this Agreement or breach thereof, the Account or any transactions entered into hereunder to the jurisdiction of, any state or federal court located within the City of New York.

(b) Customer and DBSI each expressly waives (i) all objections it may at any time have as to the jurisdiction of any court described in Section 13(a) above in which any such legal proceedings may be commenced and (ii) any defense of sovereign immunity or other immunity from suit or enforcement, whether before or after judgment. Customer also agrees that any service of process mailed to Customer at any address previously specified to DBSI shall be deemed a proper service of process on Customer.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, CUSTOMER AND DBSI EACH EXPRESSLY WAIVES ANY RIGHT EACH MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS AGREEMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

14.	Miscellaneous.

(a) Available Funds. Customer agrees that all payments of cash by it to DBSI shall be made in immediately available funds in such currency and to such bank account as DBSI may from time to time specify. If Customer is required by law to make any deduction or withholding, Customer will pay such amount to DBSI as will result in DBSI’s receiving an amount equal to the full amount which would have been received had no such deduction or withholding been required.

(b) Consent to Recording. Customer, DBSI and each Affiliate each consent to the electronic recording of any or all telephone conversations with the other party (without automatic tone warning device), the use of same as evidence by either party in any action or proceeding arising out of the Agreement and the recording party’s erasure, at its sole discretion, of any recording as part of its regular procedure for handling of recordings.

(c) Authority to Disclose Information. Customer hereby authorizes DBSI to disclose any financial, credit or business information it has obtained concerning Customer to any Affiliate, and authorizes any Affiliate to disclose like information to DBSI, in either case solely for the purpose of permitting DBSI to perform its obligations, or enforce its rights, under this Agreement. Any such information will be kept confidential according to the internal policies of DBSI and the relevant Affiliate. Customer also hereby authorizes DBSI to disclose any information relating to Customer, the Account or any Contracts as required by Applicable Law or as requested by a regulatory, self-regulatory or supervising authority or Exchange believed by DBSI to have appropriate jurisdiction over DBSI, Customer, the Account and/or the relevant Contract (as applicable).

(d) Modification. Unless otherwise specified, this Agreement may only be modified or amended by mutual written consent of DBSI and Customer.

(e) Cumulative Rights; No Waiver. The rights and remedies conferred upon the parties hereto will be cumulative, and its forbearance to exercise any right or remedy under this Agreement will not waive its right to take such action at any later time, nor shall such forbearance constitute a modification of this Agreement.

(f) Successors and Assigns. This Agreement will inure to the benefit of DBSI, its permitted successors and assigns, and will be binding upon Customer and Customer’s successors and assigns; provided, however, that this Agreement may not be assigned or delegated by either party without the prior written consent of the other party hereto and any purported assignment or delegation without such consent shall be void.

(g) Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances is found to be inconsistent with any Applicable Law or otherwise to be invalid or unenforceable, such inconsistent, invalid or unenforceable provision will be deemed to be superseded or modified to conform to such Applicable Law, but the remainder of this Agreement and/or the application of such term or provision to persons or circumstances other than those as to which it is contrary, invalid or unenforceable, will not be affected thereby.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Execution Version

(i) Entire Agreement. This Agreement, together with any schedules hereto entered into between DBSI and Customer, constitutes the entire agreement between Customer and DBSI with respect to the subject matter hereof and supersedes any prior agreements between the parties with respect to such subject matter.

(j) Multiple Customers. If the signatory of this Agreement has the authority to enter into the Agreement on behalf of more than one Customer (each such Customer being identified on the attached Schedule I), the execution of the Agreement by such signatory shall be sufficient to bind each such Customer to the terms of the Agreement to the same extent and with the same force and effect as if each Customer had executed a separate Agreement.

(k) Master Netting Agreement. This Agreement is a “master netting agreement” as defined in Section 101(38A) of the Code, and DBSI shall be entitled to the protections afforded by, among other sections, Sections 362(b)(27) and 561 of the Code.

(l) Clearing Organizations. Customer acknowledges and agrees that unless Customer and DBSI agree in advance that DBSI will clear Contracts through a given clearing organization, DBSI has, and will have, no obligation to clear Contracts through such clearing organization.

(m) Illegality. If a Contract is or becomes illegal or unenforceable pursuant to Applicable Law, DBSI may take such additional action in its sole discretion described in Section 11(b) with respect to such Contract as if an Event of Default has occurred.

(n) Notice Periods. Without in any way limiting any of the other provisions of this Agreement, including Section 11, upon the occurrence of a breach of or a default under, or an event of default, a termination event (including an additional termination event), an event which, with the giving of notice or the lapse of time or both, would constitute an event of default or other similar event or condition, howsoever described, in relation to Customer under any Affiliate Contract, the notice periods provided in Sections 5(a) or 12 shall not apply and DBSI may (i) change any Position Limit or Contract Type Limit without prior notice and (ii) terminate this Agreement immediately upon written notice.

(o) Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement or any other document issued or delivered in connection with any Contract entered into pursuant to this Agreement, any amounts owed or liabilities incurred by Customer in respect of this Agreement or any Contract may be satisfied solely from the assets of Customer. Without limiting the generality of the foregoing, in no event shall DBSI or any of its Affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any assets of any person or entity (including, without limitation, any person or entity whose account is under the management of Investment Advisor) other than Customer or (ii) any assets of Investment Advisor or its affiliates.

15.	Definitions.

All capitalized terms used in this Agreement and not otherwise defined in this Section 15 shall have the respective meanings provided in this Agreement (including all schedules to this Agreement). For purposes of this Agreement:

“Affiliate” shall mean Deutsche Bank AG, any branch or office thereof, and any subsidiaries, parents, affiliates, divisions and/or agents of the foregoing entities, either collectively or individually, as the context requires.

“Affiliate Contract” shall mean this Agreement, any swap agreement, option on a security or commodity, credit default swap, forward, any repurchase or reverse repurchase agreement, any securities lending or borrowing agreement or transaction, any buy-sell agreement, loan sale or purchase or loan participation, any contract relating to currencies, any agreement for prime brokerage or the settlement of securities transactions, any margin lending, securities lending, custody account and sweep account agreement or other agreement relating to extensions of credit, any contract for the purchase or sale of any security or commodity, any guarantee or other credit support document related to any of the foregoing and any other agreement, contract, instrument or document of any kind or nature whatsoever, whether or not similar to any of the foregoing, in each case between any DB Entity and Customer, as to which Customer has any obligations or holds any rights (after any applicable netting), regardless of how documented and whether written or oral, together with all such purchases and sales, agreements, instruments and other documents, including, without limitation, payment and delivery obligations, obligations relating to the extension of credit or to pay damages (including costs of cover) and payment of legal and other expenses incurred in connection with the enforcement of any of the foregoing.

Execution Version

“Business Day” or “business day” shall mean any day on which the relevant Exchange is open for business.

“Code” shall mean Title 11 of the United States Code, as amended.

“Collateral” shall mean all of Customer’s rights, title or interest in, to or under (a) all money, Securities, contracts (including but not limited to Contracts), General Intangibles, Financial Assets, Security Entitlements, commodities and Commodities Contracts and (b) any Affiliate Contract with a DB Entity, including obligations owed to Customer by any DB Entity and other property, held in the Account or otherwise from time to time held by, to the order of, on behalf of, in the possession of or under the control of DBSI or Affiliates or held for the benefit of DBSl or Affiliates, including but not limited to any such property held by any Exchange on behalf of Customer, in each case together with all Proceeds thereof and any products of any and all of the foregoing and all collateral security and guarantees given by any person or entity with respect to any of the foregoing.

“DB Entity” shall mean each of (a) DBSl and (b) each Affiliate.

“Delaware Statutory Trust Act” shall mean the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time to time.

“Listed Derivatives Fee and Rate Letter” shall mean that certain Listed Derivatives Fee and Rate Letter provided by DBSl to Customer (as amended, restated, supplemented and/or modified from time to time).

“Potential Event of Default” shall mean any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Termination Effective Date” shall mean the effective date of termination; subject to Section I4(n), the Termination Effective Date shall be no less than 30 calendar days from the date of the Termination Notice.

“Transfer Deadline” shall mean, for the purposes of a demand for the transfer of assets that is made (a) on or before 11:00 a.m. (New York time) on a Business Day, 6:00 p.m. (New York time) on such Business Day and (b) after 11:00 a.m. (New York time) on a Business Day, 12:00 noon (New York time) on the next succeeding Business Day; provided, however, that in the event of any intraday margin requirement in connection with any Contract that is made by an Exchange, or otherwise imposed by Applicable Law, Customer agrees that it will deposit and maintain cash, securities or other assets acceptable under Applicable Law and to DBSl in order to satisfy such intraday margin requirement at the times and in the manner required by DBSl and Applicable Law.

16.	Acknowledgment of Receipt of Disclosure Statements; Hedging Election.

(a) Customer acknowledges and agrees that it has received from DBSI and has read and understood (i) the Risk Disclosure Statement for Futures and Options pursuant to Appendix A to CFTC Regulation 1.55(b), and (ii) the Risk Disclosure Statement for Futures and Options pursuant to Appendix A to CFTC Regulation 1.55(c).

(b) Pursuant to CFTC Regulation 190.06(d), Customer specifies and agrees, with respect to hedging transactions in the Account, that, in the unlikely event of DBSl’s bankruptcy, it prefers that the bankruptcy trustee (check appropriate box):

☐	Election A - Liquidate all open contracts without first seeking instructions either from or on behalf of Customer.

☒	Election B - Attempt to obtain instructions with respect to the disposition of all open contracts.

(If neither box is checked, Customer shall be deemed to have elected A.)

Execution Version

(c) Customer acknowledges and agrees that it has received from DBSl and has read and understood the Disclosure of Futures Commission Merchant Material Conflicts of Interest pursuant to CFTC Regulation 1.71.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

EACH CUSTOMER IDENTIFIED ON		DEUTSCHE BANK SECURITIES INC.
SCHEDULE I ATTACHED HERETO,
severally and not jointly

By: Invesco PowerShares Capital Management LLC

By:		By:
Name:	DANIEL E. DRAPER	Name:	Rafi Khan
Title:	MANAGING DIRECTOR	Title:	Director

By:
		Name:	Andrew Rubino
		Title:	Director

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC
solely with respect to the representations contained in Schedule II

By:
Name:	DANIEL E. DRAPER
Title:	MANAGING DIRECTOR

Signature Page to the Agreement

Execution Version

Schedule I—Independent Customers Deemed to Have Entered Into Separate Agreements Hereunder

Customer	Date of Prior Futures Agreement
PowerShares DB G10 Currency Harvest Fund, a Delaware statutory trust	August 26, 2005

PowerShares DB US Dollar Index Trust, a Delaware statutory trust organized in separate series, with respect to one of its series, PowerShares DB US Dollar Index Bearish Fund	January 2, 2007

PowerShares DB US Dollar Index Trust, a Delaware statutory trust organized in separate series, with respect to one of its series, PowerShares DB US Dollar Index Bullish Fund	January 2, 2007

Execution Version

Schedule II—Representations of Investment Advisor

Investment Advisor, in its individual corporate capacity, represents, warrants and covenants to DBSI that as of the date of this Agreement and on the date each transaction relating to a Contract or the Account is entered into under this Agreement:

(a) It is duly incorporated and validly existing under the laws of its place of incorporation;

(b) (i) It is duly authorized and empowered by Customer to enter into this Agreement and each Contract on behalf of Customer as agent, (ii) the persons executing this Agreement on its behalf have been authorized by Customer to do so, and (iii) it has the power and the authority to execute and deliver this Agreement and any related documentation as agent for Customer and to bind Customer and to act on its behalf in all matters related to this Agreement;

(c) It is “commodity trading advisor” or a “commodity pool operator” registered under the Commodity Exchange Act, as amended, and all similar state laws under which it is required to be registered or is exempt from any such registration, and it maintains the records required by, and complies in all other material respects with, all such laws;

(d) This Agreement is binding upon Customer, enforceable against Customer in accordance with its terms and does not and will not violate the terms of any agreement by which Customer is bound;

(e) In connection with all advice provided to Customer and any communications which Investment Advisor provides to Customer, (i) it is not relying on any communication (written or oral) of DBSI as investment advice or as a recommendation for Customer to enter a Contract, (ii) it understands and agrees that all information and explanations related to the terms and conditions of a Contract provided by DBSI to Investment Advisor and/or Customer shall not be considered to be investment advice or a recommendation to enter this Agreement or a Contract, (iii) no communication (written or oral) received from DBSI shall be deemed to be an assurance or guarantee as to the expected results of a Contract, and (iv) it is capable of assessing the merits of and understanding the conditions and risks of a Contract and advising Customer of those merits and risks;

(f) (i) The assets of Customer do not and, prior to termination of this Agreement, Contracts and transactions hereunder and thereunder, will not, constitute “plan assets” under Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and otherwise are not and will not be subject to Part 4, Subtitle B, Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, (ii) either (x) the assets of Customer do not and, prior to termination of the Agreement, Contracts and transactions hereunder and thereunder, will not constitute the assets of any “governmental plan” within the meaning of Section 3(32) of ERISA that invests in Customer and are not and will not otherwise (along with the Agreement, Contracts and transactions hereunder and thereunder) be subject to any law, rule or other restriction applicable to the assets of any such governmental plan (“Governmental Plan Law”) or (y) the execution, delivery and performance of this Agreement, Contracts and the transactions hereunder and thereunder do not and will not violate any Governmental Plan Law, and (iii) Customer is not and, prior to termination of this Agreement will not be, a “Special Entity” as defined in the CEA. Investment Advisor will not take or permit any action (including, without limitation, permitting or effecting withdrawals from Customer or transfers of interests in Customer) during the term of this Agreement that may render any of the foregoing representations and/or warranties untrue, incorrect or incomplete, and Investment Advisor shall promptly notify DBSI in writing if it becomes aware that any event, condition or circumstance has occurred or will occur that may render (or has rendered) any of the foregoing representations and/or warranties untrue, incorrect or incomplete; and

(g) Without limiting the generality of Section 8 of this Agreement, Investment Advisor agrees to indemnify DBSI to the fullest extent permitted by law, from and against any loss, liability, cost, claim, action, demand or expense, resulting from, arising out of or relating to (i) any claim by Customer that any Contract entered into by Investment Advisor on Customer’s behalf was not suitable, (ii) any claim by Customer that any Contract entered into by Investment Advisor on Customer’s behalf was without authority, and (iii) any material breach by it of any representation, warranty, covenant or agreement contained herein.

If any representation, warranty or covenant made by Investment Advisor herein is not accurate or complete or ceases to be accurate or complete in any material respect, such occurrence shall be an Event of Default under Section 11(a) of this Agreement and DBSI may take any or all of the actions specified in Section 11(b) of this Agreement.